Exhibit 10.1

ASSET PURCHASE AND LICENSE AGREEMENT

THIS ASSET PURCHASE AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of this May 16, 2011 (the “Effective Date”) by and between Human Pheromone Sciences, Inc., a California corporation (“Grantor”) and CrowdGather Inc., a Nevada corporation (“Grantee”), individually “the Party, together “the Parties”;

WHEREAS, Grantor is the owner of, or otherwise controls, the domain name “Erox”, the  trademark “Erox” in the United States and selected other countries in the world, as further detailed in Schedule A (collectively, “Erox Brand Assets”);

WHEREAS, Grantor has know-how relevant to, and has been granted U.S and foreign patents for, the use of Androstadienone (AND), has licensed or sold AND combined with Estratetraenol (TET) to other companies for inclusion in their products, and has a patent application pending for the use of the compound Muricin Aglycone (“ER 303”), as further detailed in Schedule B (collectively, “the Grantor Technology Assets”);

WHEREAS, Grantee desires to acquire the Erox Brand Assets;

WHEREAS,  Grantee desires to receive the requisite licenses in and to the Grantor Technology Assets to make, use, sell, market, import, and distribute a fragranced product that includes a combination of Androstadienone, Estratetraenol and ER 303 (“the EROX Product”), which will be sold and distributed in the Field, as defined below, and further desires to receive an exclusive license in and to the Grantor Technology Assets to exclusively make, use, sell, market, import, and distribute the EROX Product in the Exclusive Field, as defined below;

WHERAS, Grantee desires to retain Grantor to assist in the development, manufacture, and shipping of the EROX Product, which is the subject of a separate and independent Consulting Services Agreement to be concurrently executed with the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

(a)           I.           Definitions.

As used in this Agreement, the following terms and phrases shall have the following meanings:

1.
“Affiliate” shall mean any entity, including any individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporation organization, non-profit, or other legal entity, that on or after the Effective Date directly or indirectly controls, is controlled by or is under common control with Grantee, whether through the ownership of securities, as a result of contract or otherwise, it being understood that the ownership of securities or other instruments representing fifty percent (50%) or more of the outstanding voting power of a particular entity shall conclusively constitute control for purposes of this definition (or less if the country of incorporation or the country of domicile of the entity require s that foreign ownership be less than fifty percent (50%)).

2.	“Agreement” shall have the meaning set forth in the Introduction hereof.

3.	“Bankruptcy” of either Party shall mean any of the following events:

(a)
Such Party is unable to pay its debts as they come due or such Party fails to have assets (both tangible and intangible) with a fair salable value in excess of the amount required to pay the probable liability on its respective existing debts for a period of more than ninety (90) days (“Insolvency”);

(b)
The institution by such Party of proceedings to be adjudicated as bankrupt, or insolvent or the consent by such Party to the institution of bankruptcy or Insolvency proceedings against such Party or the filing by such Party of a petition or answer or consent seeking reorganization or release under any applicable law, or the consent by such Party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of such Party, or of any substantial part of such Party's property, or the making by such Party of an assignment for the benefit of creditors, or the taking of action by such Party in furtherance of any such action; or

(c)	The institution, consent, or the filing by (or against) such Party of any composition, reorganization, or bankruptcy liquidation proceedings under applicable law.

4.
“Confidential Information” shall mean all proprietary and confidential information disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to, or in connection with this Agreement, including, without limitation, any information disclosed in contemplation of this Agreement prior to the Effective Date, regardless of the form or manner of disclosure.  “Confidential Information” shall not include information:  (a) of which the Receiving Party was rightfully in possession prior to disclosure, as evidenced by appropriate contemporaneou s documentation; (b) that was independently developed by employees or agents of the Receiving Party without the benefit of Confidential Information provided by the Disclosing Party, as evidenced by appropriate contemporaneous documentation; (c) that the Receiving Party rightfully receives from a third party not owing a duty of confidentiality to the Disclosing Party; (d) that is or becomes publicly available without fault of the Receiving Party; (e) that is published incident to patent application prosecution; or (f) that the Parties agree in writing will not be treated as Confidential Information.

5.	“Disclosing Party” shall have the meaning set forth in the definition of Confidential Information hereof.

6.	“Distributors” shall mean any Grantee agent, representative, or other third party having an agreement with Grantee to promote, advertise, sell, and/or distribute the EROX Product

7.	“Effective Date” shall have the meaning set forth in the Introduction hereof.

8.	“EROX Brand Assets” shall include those U.S. and foreign trademarks and domain names listed in Schedule A.

9.
“EROX Product” shall be defined as any product incorporating the Grantor Technology Assets (now existing or hereafter devised) which meet the specifications provided in Schedule B of the Consulting Services Agreement.

10.
“Exclusive Field” shall mean, and be limited to the manufacturing, using, selling, offering for sale, distributing, exporting, importing or otherwise commercially exploiting the EROX Product (a) through online affiliate marketing programs and (b) through adult content and accessory sex-based Internet   .

11.	“Field” shall mean any commercial, industrial, or consumer market that is accessible through any distribution channel other than the Exclusive Field.

12.	“Grantee” shall have the meaning set forth in the Introduction hereof.

13.	“Grantee Indemnities” shall mean Grantee and its directors, officers, employees, Affiliates and agents.

14.	“Grantor” shall have the meaning set forth in the Introduction hereof.

15.	“Grantor Indemnities” shall mean Grantor and its directors, officers, employees, Affiliates and agents.

16.	“Grantor Technology Assets” shall include those U.S. and foreign patents and patent applications listed in Schedule B.

17.	“Indemnified Party” shall mean the Party seeking indemnification.

18.	“Indemnifying Party” shall mean the Party indemnifying the Indemnified Party.

19.	“Infringes” shall mean impairs, dilutes, misappropriates, or otherwise violates.

20.	“Insolvency” shall have the meaning set forth in the definition of Bankruptcy hereof.

21.	“Receiving Party” shall have the meaning set forth in the definition of Confidential Information hereof.

22.	“Term” shall have the meaning set forth in Section 9.1 hereof.

23.	“Territory” shall mean all countries, territories and possessions worldwide.

II.	Grant.

2.1           Assignment.  Subject to the terms and conditions of this Agreement, Grantor hereby assigns, sells, transfers and quitclaims to Grantee the full right, title, and interest in and to the Erox Brand Assets, and all goodwill associated therewith. Grantor further agrees, to execute all the requisite documentation required to effectuate the transfer of rights, including any and all assignment agreements, without further or additional compensation. Since erox.com is currently the Company’s e-mail address, Grantor agrees to allow 120 days for changeover so that the Grantor a can notify all of its customers of the Grantor of its new e-mail addresses.  Provided the $50,000 portion of the Advance Payment for the EROX Brand Assets have been paid (as per Section 3.1 below), to the extent Grantor is unable or does not effect the foregoing acts required to transfer rights to Grantee, Grantor hereby irrevocably grants Grantee full power of attorney to effect the foregoing, and such power shall be deemed coupled with an interest. Grantor covenants and agrees that, after such transfer, Grantor will no longer have any right to use the EROX Brand Assets for any purpose, or authorize any other party to use the EROX Brand Assets for any purpose, nor will it have any right to restrict Grantee from using the EROX Brand Assets for any purpose whatsoever; provided, however, Grantee agrees that it shall never market, sell, promote or otherwise distribute any product bearing the EROX Brand Assets as a pharmaceutical product.

2.2           Exclusive License Grant.  Subject to the terms and conditions of this Agreement, Grantor hereby grants to Grantee an exclusive, royalty-free, fully paid up right to the Grantor Technology Assets for the purpose of making, having made, using, selling, offering for sale, distributing, exporting, importing, manufacturing or otherwise commercially exploiting the EROX Product in the Territory within the Exclusive Field for the Term of this Agreement (“Exclusive Rights”).  Notwithstanding the above, if, and only if, the June 20, 2009 Supply, License, and Distribution Agreement between Grantor and Pheromone International Co., Ltd. is in full force and effect, Grantee’s Exclusive Rights shall not include the right to make, have made, use, sell, offer for sale, distribute, export, import or otherwise commercially exploit the EROX Product in Taiwan.

2.3           Non-Exclusive License Grant.  Subject to the terms and conditions of this Agreement, Grantor hereby grants to Grantee a non-exclusive, non-assignable royalty-free, fully paid up right in the Grantor Technology Assets for the purpose of making, having made, using, selling, offering for sale, distributing, exporting, manufacturing or otherwise commercially exploiting the EROX Product in the Territory within the Field for the Term of this Agreement (“Non-Exclusive Rights”).   Notwithstanding the above, if, and only if, the June 20, 2009 Supply, License, and Distribution Agreement between Grantor and Pheromone International Co., Ltd. is in full force and effect, Grantee’s Non-Exclusive Rights shall not include the right to make, have made, use, sell, offer for sale, distribute, export, import, manufacture or otherwise commercially exploit the EROX Product in Taiwan.

2.4           No Right to Sublicense.  Except as expressly provided for in this Agreement, neither Grantee nor its Affiliates shall, without Grantor’s prior written approval, which shall not be unreasonably withheld, have the right to sub-license any of the Grantor Technology Assets in accordance with Sections 2.2 and 2.3 hereof.  Any sub-license agreement authorized in writing by Grantor shall be consistent with the terms and conditions of this Agreement.  Notwithstanding the above, nothing in this Section 2.4 shall prohibit, restrain, or otherwise prevent Grantee from selling, distributing, manufacturing or marketing the EROX Product through Affiliates or Distributors.

2.           III.           Loan to Grantor/Initial EROX Product/Disposition of Loan

3.1.           Advance Payment to Grantor.  In consideration of this Agreement, Grantee shall make an advanced payment to Grantor of one hundred thousand U. S. dollars (US$100,000) (the “Advance Payment”) as of the Effective Date. The Advance Payment shall apply as follows:

(a) $49,900.00 shall be applied as the Purchase Price for the EROX Brand Assets, which shall be considered 100% allocated towards good will with 0% being allocated to personal property;

(b) $100.00 shall be applied as the fee for the services rendered under the Consulting Agreement; and

(c) $50,000 shall be applied to the purchase of Grantor’s Common Stock as per Section 3.3 below.

Grantor shall be fully, completely, and solely responsible for all federal, state, municipal, regulatory, local, or other taxes related to, or arising from, the Advance Payment.

3.2           Initial EROX Product.  Pursuant to a separate and independent Consulting Services Agreement being executed concurrently herewith, Grantor will assist Grantor with the development of the EROX Product, including sourcing the materials, identifying qualified manufacturers and logistics support, finalizing the fragrance, packaging, procurement and filling of the EROX Product, and arranging for a fulfillment service in accordance with the Erox Product specifications provided in Schedule B of the Consulting Services Agreement and in accordance with terms to be agreed between the Grantee and third party manufacturing, logistics, and/or fulfillment services.

3.3           Disposition of Advance Payment.  As per Section 3.1 above, within 30 days of receipt of the EROX Product from the Consultant, Grantee shall issue an Acceptance Certificate or request changes to the EROX Product; not later than 60 days from the end of such thirty (30) day period Grantee agrees to apply $50,000 of the Advance payment as an Asset Acquisition cost and a paid up development fee. The remaining $50,000 of the Advance Payment will be converted into restricted common stock of the Grantor.  The number of shares of the Grantor’s Common Stock to be issued to Grantee shall be calculated by dividing $50,000 by the closing price of the Grantor’s Common Stock on such six tieth (60) day. If such day is not a Trading Day (a day on which the New York Stock Exchange is open for business) it shall be calculated by using the closing price the next such Trading Day.

All notification provisions and requirements herein shall be determined in accordance with Section 9.1 of this Agreement.

3.           IV.           Ownership, Maintenance, and Enforcement of Intellectual Property.

4.1           Ownership of Grantor Technology Assets.  Grantee acknowledges and agrees, that as between the Parties, Grantor owns all right, title, and interest in and to the Grantor Technology Assets and Grantee shall have no rights thereto beyond the licenses granted in Sections 2.2-2.4 hereof.

4.2           Ownership of Intellectual Property Developed by Grantee.  Grantor acknowledges and agrees, that Grantee owns all right, title, and interest in and to any intellectual property, including know-how, designs, formulas, compounds, patentable inventions, trademarks, or brands (“Intellectual Property”), invented or developed solely by Grantee, by Grantee’s Affiliates, by employees thereof, or by a third party working as a contractor or under Grantee’s guidance, supervision or control (“Grantee Developed Intellectual Property”) prior to the Effective Date of this Agreement or during the Term of this Agreement, except for any Intellectual Property that is directly related to changes or modifications in the chemical formula of the androstadienone and/or estratetraenol compounds (“Pheromone Compound”).

4.3           Ownership of Jointly Developed Intellectual Property.  Grantor acknowledges and agrees, that except for any Intellectual Property constituting a derivative of the Pheromone Compound , Grantee shall own all right, title, and interest in and to any Intellectual Property that is jointly developed or invented by employees or contractors of Grantee and Grantor; provided, however, that Grantee shall grant Grantor a royalty-free, perpetual, irrevocable license to such Jointly Developed Intellectual Property for any and all uses by Grantor outside the Exclusive Field as app ropriate.

4.4           Ownership of the Erox Brand Assets. Grantee will be responsible for maintain, at its expense, any and all of the Erox Brand Assets.  Grantor agrees to assist Grantee in executing all of the administrative, legal, or other documentation necessary or beneficial to enabling Grantee to secure its rights in the Erox Brand Assets.  In the event Grantee chooses not to maintain the Erox Brand Assets, Grantee shall use its best efforts to provide Grantor with sixty (60) days notice to enable Grantor to make an offer to reacquire the Erox Brand Assets and maintain the Erox Brand Assets.

4.5           Enforcement. Upon written notice to Grantor, Grantee may take steps to stop a third party who is selling a product that does or will compete with the EROX Product sold or being developed by Grantee or any of its Affiliates (“Third Party Infringer”) from infringing an issued patent falling within the definition of Grantor Technology Assets by providing Grantor with an opinion from a law firm, reasonably acceptable to Grantor, stating that, based on the facts and circumstances, such third party is infringing a Patent.  In the event Grantor receives such opinion, Grantee shall have the right to initiate legal proceedings against any such Third-Party Infringer at Grantee’s sole expense, unless Grantor, not later than ninety (90) days after receipt of such notice, either (i) causes such infringement to cease or (ii) initiates legal proceedings against the Third Party Infringer.  If Grantee exercises such right to commence suit, Grantor agrees to be a party if required to establish subject matter jurisdiction and agrees to cooperate reasonably with Grantee in such suit at Grantee’s sole expense.  Any proposed disposition or settlement of a legal proceeding filed by Grantee to enforce any issued patent falling within the definition of Grantor Technology Assets against any Third-Party Infringer shall be subject to Grantor’s prior written approval, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Grantee’s rights under this Section shall apply only to claims of Grantor Technology Assets that are exclusively licensed to Grantee under this Agreement a nd only in the Exclusive Field and Territory which are exclusively licensed to Grantee under this Agreement.  Any proposed disposition or settlement of a legal proceeding filed by Grantor to enforce any issued patent falling within the definition of Grantor Technology Assets and within the Exclusive Field against any Third-Party Infringer shall be subject to Grantee’s prior written approval, which approval shall not be unreasonably withheld or delayed, if such disposition or settlement would materially affect or modify the Grantee’s rights or obligations under this Agreement. To the extent that any judgment or license fees are obtained from such Third-Party Infringer as a result of such action, Grantee’s reasonable attorneys fees and out of pocket expenses shall be reimbursed first out of such proceeds, plus an interest at a rate of 10% per annum on advanced out of pocket expenses.

(a)           V.           Representations, Warranties, and Covenants.

5.1           Grantor’s Representations and Warranties.  Grantor hereby represents and warrants that:

(a)           Grantor is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)           The Grantor represents and warrants that Grantor is the owner of, or otherwise controls, all right, title and interest in and to the EROX Brand Assets, the Grantor Technology Assets, and the EROX Product, and further represents and warrants that it has the right to grant to Grantee the rights contemplated in this Agreement.

(c)           Neither the execution, delivery or performance of this Agreement when so executed (with or without the giving of notice, the lapse of time, or both) nor the consummation of the transactions contemplated hereby:  (i) will conflict with any provision of the organizational charter or bylaws of Grantor; (ii) will conflict with, will result in a breach of, or will constitute a default under any applicable law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality; (iii) will result in a breach of, will conflict with, will constitute a default under or will permit any party to terminate, modify, accelerate the performance of or cancel the terms of, any contract to which Grantor is a party or by which Grantor m ay be bound; or (iv) will create any lien upon any of the EROX Brand Assets, the Grantor Technology Assets or the EROX Product.

(d)           The Grantor, to the best of its knowledge, using, manufacturing, having made, importing, selling, offering for sale, or otherwise commercially exploiting the EROX Product will not infringe any patent or other proprietary right of third parties.

(e)           The Grantor also represents and warrants that to the best of its knowledge, as of the Effective Date, the Grantor Confidential Information is sufficient, accurate and correct.

(f)           The Grantor will take every commercially reasonable action to preserve the security, confidentiality, and value of all information regarding the EROX Product.

(g)           The Grantor represents and warrants that, to the best of its knowledge, it has received the requisite management, board of directors, and/or shareholder approvals, if any, required to legally transfer, grant, or otherwise convey the rights herein to Grantee and all necessary actions on the part of Grantor have been duly and validly taken to authorize the execution, delivery and performance of this Agreement without the requirement of consent from any other party. This Agreement has been duly executed and delivered by Grantor and constitutes the legal, valid and binding obligation of Grantor enforceable against Grantor, and will constitute a valid and binding obligation of Grantor, enforceable in accordance with its terms, except as provided by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general equitable principles.

(h)           The Grantor has filed or has caused to be filed, to the best of its knowledge , all federal, state, county, local or city Tax Returns affecting the EROX Brand Assets which are required to be filed by Grantor, and all Tax assessments and other governmental charges which are due and payable have been timely paid.  To Grantor’s knowledge, there are no tax liens upon the EROX Brand Assets.  With respect to the EROX Brand Assets all tax reports filed by Grantor fairly reflect the taxes of Grantor for the periods covered thereby and the Grantor has received no notice of any tax deficiency or delinquency.

(i)           As of the closing, to the best of its knowledge, there are no actions, suits, proceedings, orders or claims pending or threatened against Grantor, or pending or threatened by Grantor against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality which relate to, or in any way affect, the EPOX Branded Assets (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement).  Grantor is not subject to any judgment, order or decree of any court or other governmental agency, and Grantor has received no written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which relates to, or in any way affects, the EPOX Branded Assets, the Grantor Technology Assets, and/or the EROX Product.

(j)           No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the EROX Brand Assets are pending, or to Grantor’s knowledge, threatened, and Grantor has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute a basis for, the institution of any such insolvency proceedings.

(k)           There are no existing agreements with, options or rights of, or commitments to any Person, other than to Grantee, to acquire any of the EROX Brand Assets or any interest therein.

(l)            To the best of its knowledge, no representation or warranty by Grantor contained in this Agreement in any certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein made not misleading.

(b)           VI.           Indemnification.

6.1           Indemnification by Grantor.  The Grantor shall defend, indemnify and hold harmless Grantee from and against any and all Losses which the Grantee may suffer or incur by reason of:

(a)           Any material breach by Grantor of any of its representations, warranties, agreements, or covenants contained in this Agreement;

(b)           Any third party claim of harm or injury arising out of related to, or in connection with a product recall or the manufacture of the EROX Product that is attributable to the Pheromone Compounds (“Product Claim”); provided, however, that such Product Claim is not a result of any modification, alteration, enhancement, or combination undertaken, authorized, or otherwise implemented by Grantee (for which Grantor shall not be required to indemnify and hold harmless Grantee);

(c)            Any Grantor Indemnified Claim that the manufacture, use, distribution, importation, offering for sale, or sale of any of the EROX Products infringes upon or violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party (“IP Claim”) so long as such IP Claim is only based upon the EROX Product as designed by Grantor and not based on any modifications made by Grantee;

(d)           Any injury or alleged injury to any person (including death) or to the property of any person not a party hereto arising out of the gross negligence or intentional act or omission of Grantor, its employees or agents relating to the EROX Product or Grantor Technology Assets;

(e)           The enforcement of Grantee’s indemnification rights hereunder; or

(f)           Any action taken by or on behalf of Grantor’s shareholders with respect to this Agreement or the rights transferred or conveyed by this Agreement.

6.2           Indemnification by Grantee. Grantee shall defend, indemnify and hold harmless Grantor   from and against any and all Losses, which any Grantor may suffer or incur by reason of:

(a)           Any material breach by Grantee of its representations, warranties, agreements, or covenants contained in this Agreement or by the willful misconduct of Grantee;

(b)           Any third party claim of harm or injury arising out of, related to, or in connection with a product recall or the manufacture of the EROX Products arising from, and solely related to, the modification, alteration, enhancement or combination of the EROX Product undertaken, authorized or otherwise implemented by Grantee;

(c)           Any injury or alleged injury to any person (including death) or to the property of any person not a party hereto arising out of the gross negligence or intentional act or omission of Grantee, its employees or agents relating to the manufacture, use or sale of any of the EROX Products;

(d)           Any injury or alleged injury to any person (including death) or to the property of any person not a party hereto arising out of the use of the EROX Products in the Territory arising from a use that is not authorized by Grantor;

(e)           The use, manufacture, promotion, marketing and sale of the EROX Products by Grantee, its Affiliates, its Distributors, retailers and customers, provided such a claim is not a Product Claim; or

(f)           The enforcement of Grantor’s indemnification rights hereunder.

6.3           Indemnification Procedures.

(a)           The Indemnified Party pursuant to this Article VII shall promptly notify the Indemnifying Party, in writing, of a claim covered by the indemnification provisions of Section 6.1 or 6.2 (“Claim”) and shall describe such Claim in reasonable detail.

(b)           The Indemnifying Party shall have a right within thirty (30) days after receipt of such written notice to take control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own cost, the settlement, or defense thereof unless: (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto.  The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withhe ld, delayed, or conditioned), settle or compromise any Claim, unless such settlement or compromise includes an unconditional release of the Indemnified Party.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of written notice of a Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle, or compromise the Claim but shall not pay or settle any such Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)           The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, or discharge of any Claim in respect of which indemnity is sought pursuant to this Article VI, including, without limitation, providing the other Party with reasonable access to employees and officers (including, without limitation, as witnesses) and other information.  The remedies provided in this Article VI shall not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

(c)           VII.           Confidential Information.

7.1           Confidential Information Generally.  The existence and terms and conditions of this Agreement are confidential, and neither Party may make any disclosures regarding this Agreement without the express prior written consent of the other Party, except:

(a)           As may be required by law or legal process;

(b)           During the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as: (i) the restrictions are embodied in a court-entered protective order; and (ii) the Disclosing Party informs the Receiving Party in writing in advance of the disclosure;

(c)           In confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; or

(d)           Either party may issue a press release announcing or otherwise disclosing the existence of this Agreement, provided the Party intending to issue such press release or disclosure provides the other Party with a copy of the press release or disclosure for its prior approval or disapproval, such approval not to be unreasonably withheld.  Unless disapproved within two (2) days from submission, any requests for approval shall be deemed approved.

7.2           Restrictions on Confidential Information.

(a)           The Receiving Party agrees not to disclose any Confidential Information of the Disclosing Party and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the Term of this Agreement.  Without limiting the scope of this duty, the Receiving Party agrees to limit its internal distribution of the Confidential Information of the Disclosing Party only on a “need to know” basis solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

(b)           The Receiving Party agrees not to use the Confidential Information of the Disclosing Party for its own benefit or for the benefit of any third party other than in accordance with the terms and conditions of this Agreement.

(c)           All Grantor's Confidential Information remains the sole property of Grantor and all Grantee' Confidential Information remains the sole property of Grantee.

(d)           Upon written request of the Disclosing Party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the Receiving Party agrees to return to the Disclosing Party all such provided Confidential Information, including, without limitation, all copies thereof.

(e)           Notwithstanding anything to the contrary herein, Grantor expressly acknowledges that Grantee may have an obligation or need to disclose certain of Grantor’s Confidential Information to third parties and government agencies for the limited purpose of obtaining government approval and product development.  Grantor expressly consents to such disclosure, provided Grantee first ensures that any third party receiving such information enters into a written confidentiality agreement at least as restrictive as the provisions governing Confidential Information provided for in this Agreement.

7.3           Survival.  The obligations set forth in this Article VII shall apply throughout the Term of this Agreement and for a period of five (5) years after the termination or expiration of this Agreement or any extensions hereof.

(d)           VIII.           Term and Termination.

8.1           Initial Term.  This Agreement shall commence on the Effective Date and continue for five (5) years, unless extended by the mutual written agreement of the Parties for an additional five (5) year period(s)., (the “Term”).  Notwithstanding the Term, the assignment of Erox Brand Assets under Section 2.1 shall not be subject to any Term and shall be permanently effective when made.

8.2           Early Termination.  Upon the occurrence of any of the following, this Agreement may be terminated by:

(a)           Either Party immediately upon written notice to the other Party if the other Party breaches any material provision of this Agreement and such breach is: (i) incapable of cure; or (ii) capable of cure, but not cured within sixty (60) days of the breaching Party's receipt of written notice of such default from the non-breaching Party.

(b)           Either Party immediately upon the Bankruptcy of the other Party.  Notwithstanding the above, Bankruptcy, dissolution, or insolvency of Grantor shall not give any third party the right to terminate this Agreement.  Grantee shall have the option to maintain this Agreement in force pursuant to Section 365(b) of the Bankruptcy Code.

(c)           Mutual written agreement of the Parties.

8.3              Effect of Early Termination.  Upon the expiration or termination of this Agreement for any reason whatever, all rights of Grantee under this Agreement, with the exception of Section 2.1, shall terminate and automatically revert to Grantor.  Grantee shall immediately discontinue all sales and promotion of the EROX Products and shall no longer have any right to use the Grantor Technology Assets, except as provided in Section 8.4 hereof.  Grantee shall, however, continue to have the right to use the Erox Brand Assets for any purpose whatsoever, provided such purpose does not infringe the Grantor Technology Assets.

8.4              Termination Inventory Sales.  For a period of three (3) months after the early termination of this Agreement, Grantee may sell finished Units of the EROX Product, as defined in Schedule C, which exist as of the date of (“Termination Inventory”) termination in accordance with all of the terms of this Agreement.  Any Units in the Termination Inventory not sold and remaining after the selling period provided for in this Section shall be sold by Grantee with the explicit, written approval of Grantor, or disposed of or destroyed in accordance with Grantor’s instructions.

8.5              Survival.  Expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to the expiration or early termination.  The following provisions shall survive expiration or early termination of this Agreement or of any extensions thereof for a period of five (5) years or for such period of time as indicated in the surviving provisions Sections 2.1, IV, VI, VII, VIII, and IX.

(e)           IX.           Miscellaneous.

9.1           Notices.  All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been delivered:  (a) when hand delivered to the other Party; (b) when received when sent by facsimile at the address and number set forth below (provided, however, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. recipient's time, or on a non-business day); (c) three (3) business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the Parties as set forth below; or (d) the next business day after the same have been deposited with a nationally recognized overnight delivery service (i.e., Federal Express, DHL, or United Parcel Service) postage prepaid, addressed to the Parties as set forth below with next business-day delivery guaranteed.  For the purposes of this Agreement, the delivery addresses of the Parties are:

If to Grantee:

CrowdGather, Inc
 20300 Ventura Blvd., Suite 330
Woodland Hills, CA 91364
Phone: 818-435-2472
Fax: 818-435-2473
Attn: Sanjay Sabnani

If to Grantor:

Human Pheromone Sciences, Inc.
84 West Santa Clara Street, Suite 740
San Jose, CA  95113
Phone: (408) 938-3030
Fax: (408) 938-3025
Attention: CEO

Each Party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and to ensure that the receiving Party actually receives such notice.  A Party may change or supplement the addresses given above, or designate additional addresses by giving the other Party written notice of the new address in the manner set forth above.  Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

9.2           Entire Agreement.  This Agreement, together with any exhibits and schedules attached hereto and incorporated herein by this reference and any other agreements entered into pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter contained herein, and supersede all prior or contemporaneous agreements, representations and understandings of the Parties.

9.3           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to either Party upon any breach or default under this Agreement shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of either Party of any breach or default under this Agreement, or any waiver on the part of either Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by law or otherwise afforded to either Party, shall be cumulative and not alternative.

9.4           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible to be valid and enforceable.

9.5           Arbitration.  Subject to the provisions of Section 9.6, all disputes arising under this Agreement or the obligations of the Parties hereunder shall be submitted to arbitration in Los Angeles, California or San Jose, California before a panel of three arbitrators, in accordance with the then prevailing Rules for Commercial Arbitration of the American Arbitration Association.  The arbitrators in any such arbitration shall award costs to the prevailing Party, but shall not be required to, award reasonable attorneys' fees.  The decision of the arbitrators shall be final and binding on all Parties, except that the arbitrators shall have no power to vary the terms of this Agreement.  Judgment on the arbitrators' award may be entered in any court in the State of California or in any other court of competent jurisdiction.

9.6           Applicable Law.  THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN CALIFORNIA.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCES TO PRINCIPLES OF CONFLICTS OF LAW, REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE PARTIES HERETO, EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION IN ACCORDANCE WITH SUBSECTION 9.5 OR, IN ACCORDANCE WITH SUBSECTION 9.13, BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA  BY EXECUTION AND DELIVERY OF THIS AGREEMENT; EACH PARTY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH PANEL OR COURT, AS APPLICABLE.  EACH PARTY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH PANEL OR COURT, AS APPLICABLE.

9.7           Commercial Impracticability.  No Party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, only if such failure directly results from and is caused by any act of God, riot, war, terrorist attack, civil unrest, flood, earthquake, or other causes beyond such Party's reasonable control, excluding a Party's financial condition or negligence.

9.8           Successors and Assigns; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations arising under this Agreement may be assigned or transferred by Grantee, in whole or in part, without the prior written consent of Grantor.  Notwithstanding the foregoing, this Agreement, including, without limitation, the rights and obligations arising under this Agreement, can be assigned upon written notice to any entity that acquired all or substantially all of the assets of the business of Grantee that relates to this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the Parties.

9.9           Construction; Headings.  The article, section and subsection headings in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  The language of this Agreement shall be construed simply and according to its fair meaning, and shall not be construed for or against any Party hereto as a result of the source of its draftsmanship.

9.10           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument.  Signatures transmitted electronically or by facsimile will be deemed original signatures.

9.13           Independent Contractor.  Each Party is an independent contractor and is not and shall not be deemed to be the legal representative or agent of the other Party for any purpose whatsoever, and neither Party is authorized by the other Party to transact business, incur obligations (express or implied), bill goods, or otherwise act in any manner, in the name or on behalf of the other Party, or to make any promise, warranty, or representation in the name or on behalf of the other Party except as permitted in this Agreement..

9.14           Entire Agreement; Amendment.  Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

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IN WITNESS WHEREOF, the Parties, each by their duly authorized representative, have executed this Agreement as of the date first above written.

CrowdGather, Inc

Date: May 16, 2011	By: /s/ Sanjay Sabnani
Title: Chief Executive Officer

Human Pheromone Sciences, Inc.

Date: May 16, 2011	By: /s/ William P. Horgan
Title: Chief Executive Officer